Exhibit 99.1

Intellia Therapeutics Names John Leonard, M.D.,

President and Chief Executive Officer

•	Dr. Leonard has successfully led the development and regulatory approval of breakthrough biopharmaceuticals

•	Company’s pipeline continues to advance toward clinical development

CAMBRIDGE, Mass., December 18, 2017 – Intellia Therapeutics, Inc. (NASDAQ: NTLA), a leading genome editing company focused on developing curative therapeutics using CRISPR/Cas9 technology, has named John Leonard, M.D., President and Chief Executive Officer (CEO), effective January 1, 2018. Dr. Leonard succeeds Nessan Bermingham, Ph.D., Intellia’s founding President and CEO, who is returning to the venture capital industry. In recognition of the company’s growth and expanding pipeline, the Board of Directors and Dr. Bermingham agreed that Dr. Leonard should lead the Company as it progresses toward clinical development, given his experience in successfully developing biopharmaceutical products and leading large scientific organizations.

Dr. Leonard joined Intellia in 2014 as the Company was being formed. He initially served as Intellia’s Chief Medical Officer and as a member of its Board of Directors, and together with Dr. Bermingham, set the strategic direction of the Company. In 2016, Dr. Leonard became Intellia’s Executive Vice President of Research & Development (R&D). Prior to Intellia, Dr. Leonard was Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie, Inc., a global biopharmaceutical company, which was spun off from Abbott Laboratories in 2013. At Abbott, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research & Development from 2008 to 2012.

His combined tenure at Abbott and AbbVie spanned 22 years from 1992, until his retirement from AbbVie in 2013. Dr. Leonard was responsible for the development of the groundbreaking HIV protease inhibitors Norvir® and Kaletra®, which led to new treatment paradigms for HIV/AIDS.

He also led AbbVie’s HCV programs, laid the foundation for its Oncology effort and guided the development of HUMIRA®, the all-time, top-selling pharmaceutical product worldwide.

“After nearly four years of building Intellia and this exceptional team, the Company is now poised to begin development of CRISPR/Cas9-based therapies,” says Nessan Bermingham, Ph.D. “At this stage, Intellia requires a CEO with a track record of successful drug development. John was the first to join me in starting Intellia, and was an ideal partner because of his unmatched R&D expertise and biopharmaceutical leadership experience. As I return to my roots in biotech venture capital, I am confident that Intellia, the science and our employees are in great hands.”

“With more than a 30-year career in biopharmaceutical R&D, John is well recognized as a premier R&D leader, having developed many breakthrough medicines that turned into life-improving therapies for patients. As Intellia progresses towards clinical development, we are fortunate that he will lead the company,” says Intellia’s Chairman Perry Karsen. “We thank Nessan for his passion and leadership in taking Intellia from an idea through preclinical science, initial public offering and the path to the clinic. As Intellia’s founder, Nessan had great vision for what was possible with the CRISPR/Cas9 technology and its application in human therapeutics.”

“Intellia has made significant progress in advancing the CRISPR/Cas9 technology and in applying it in our pre-clinical programs, as well as in those of our partners Novartis and Regeneron,” says John Leonard, M.D. “As we enter the next phase, our ambition and business strategy remains the same. We will build on Nessan’s vision, and advance our mission of developing curative genome editing treatments that can positively transform the lives of people living with severe and life-threatening diseases.”

About Intellia Therapeutics

Intellia Therapeutics is a leading genome editing company focused on the development of proprietary curative therapeutics using the CRISPR/Cas9 system. Intellia believes the CRISPR/Cas9 technology has the potential to transform medicine by permanently editing disease-associated genes in the human body with a single treatment course. Our combination of deep scientific, technical and clinical development experience, along with our leading intellectual property portfolio, puts us in a unique position to unlock broad therapeutic applications of the CRISPR/Cas9 technology and create a new class of therapeutic products. Learn more about Intellia Therapeutics and CRISPR/Cas9 at intelliatx.com; Follow us on Twitter @intelliatweets.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statement in this press release include, but are not limited to, express or implied statements regarding the successful development of CRISPR/Cas9-based therapies to treat diseases; the translation of the results from animal models to human therapies; and the Company’s or its collaborator’s ability and intention to develop, seek regulatory approval for, and commercialize therapies to treat disease using CRISPR/Cas9. Any forward-looking statements in this press release are uncertain, based on management’s current expectations of future events, occurrences, actions and plans, and subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. The Company may not actually execute or obtain the results from the plans, goals, efforts or opportunities disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, goals, efforts or opportunities disclosed in these forward-looking statements as a result of various factors including: uncertainties inherent in the implementation and execution of preclinical studies and clinical trials, and preclinical and clinical development of the Company’s or its collaborator’s products candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a preclinical trial will be predictive of the final results of the preclinical or clinical trials or the results of future trials; expectations and requirements for regulatory approvals to conduct trials or to market products; and availability of funding sufficient for the Company’s or its collaborator’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. For a discussion of risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the Securities and Exchange Commission.

All information and forward-looking statements in this press release are as of the date of the release, and Intellia Therapeutics undertakes no duty to update this information, whether because of new information, future events or otherwise, unless required by law.

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Intellia Contacts:

Media: Jennifer Mound Smoter Senior Vice President External Affairs & Communications +1 857-706-1071 jenn.smoter@intelliatx.com	Investors: Lindsey Trickett Vice President Investor Relations + 1 857-285-6211 lindsey.trickett@intelliatx.com